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                                                                   EXHIBIT 16(E)

CALCULATION OF 1 YEAR RETURN BEFORE EXPENSE WAIVERS
DECEMBER 31, 1997

                                                                 DAILY                   ST                  ST GOVERNMENT
                                                                INCOME                  BOND                      BOND
                                                           ------------------     -----------------     -------------------------
1 Year TR, 12/31/97                                                    4.92%                 6.62%                         5.73%
                                                           ------------------     -----------------     -------------------------

Expense Adjustment:
Ratio of gross expenses before
   voluntary expense limitation
   to average net assets                                              -0.83%                -0.87%                        -1.27%
Ratio of expenses to average
   net assets                                                         -0.80%                -0.75%                        -0.75%
                                                           ------------------     -----------------     -------------------------
Total Return Adjustment                                               -0.03%                -0.12%                        -0.52%
                                                           ------------------     -----------------     -------------------------

1 Year TR before expense
    Waivers, 12/31/97                                                  4.89%                 6.50%                         5.21%
                                                           ==================     =================     =========================